UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re:

CYTOMEDIX, INC.

(f/k/a Autologous Wound Therapy, Inc.)

Debtor.

Taxpayer ID No.: 23-3011702

Chapter 11 Case No. 01 B 27610 Honorable Eugene R. Wedoff

PLAN OF REORGANIZATION

OF CYTOMEDIX, INC.

Steven R. Jakubowski (ARDC NO. 6191960)

Elizabeth E. Richert (ARDC NO. 6275764)

ROBERT F. COLEMAN & ASSOCIATES

77 West Wacker Drive

Suite 4800

Chicago, Illinois 60601

Telephone: (312) 444-1000

Facsimile: (312) 444-1028

Attorneys for the Debtor and Debtor in Possession

DATED: March 21, 2002

TABLE OF CONTENTS

Page

INTRODUCTION 1

ARTICLE I. DEFINED TERMS AND RULES OF INTERPRETATION 1

A. Definitions 1

B. Rules of Interpretation, Computation of Time, and Choice of Law 13

ARTICLE II. DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS 14

A. Class 1 - Secured Claims (Classes 1A-1E) 14

B. Class 2 - Certain Priority Unsecured Claims 15

C. Class 3 - Certain Unsecured Claims Without Priority 15

D. Class 4 - Existing Preferred Stock Equity Interests (Classes 4A and 4B) 15

E. Class 5 - Existing Common Stock 15

F. Class 6 - Existing Stock Options 16

G. Class 7 - Other Equity Interests, Including Section 510(b) Claims 16

ARTICLE III. TREATMENT OF CLAIMS AND EQUITY INTERESTS 16

A. Treatment of Unclassified Claims 16

1. Allowed Administrative Claims 16

a. Generally 16

b. Manner of Distribution of New Common Stock to Converting Holders of Allowed Administrative Claims 16

c. Manner of Distribution of New Common Stock to Converting Holders of Allowed Administrative Claims 17

d. Special Provisions for Distribution of New Common Stock and New Warrants for Converting Holders of Postpetition Senior Secured Notes 17

2. Allowed Tax Claims 18

B. Treatment of Classified Claims 18

1. Treatment of Allowed Secured Claims (Class 1) 18

a. Allowed Secured Claims in Class 1A (12% Senior Notes) 18

(1) Partial Conversion into New Common Stock at the Administrative Rate 18

(2) Partial Conversion into New Series A Convertible Preferred Stock 18

(3) Release of All Causes of Action Against Certain Holders of Class 1A Claims" 19

(4) Effect of Acceptance of the Plan by Class 1A: the "Cramdown Alternative" 19

b. Allowed Secured Claims in Class 1B (10% Junior Notes) 19

(1) Partial Conversion into New Common Stock at the Administrative Rate 19

(2) Partial Conversion into New Series B Convertible Preferred Stock 20

(3) Release of All Causes of Action Against Certain Holders of Class 1B Claims" 20

(4) Effect of Acceptance of the Plan by Class 1A: the "Cramdown Alternative" 20

c. Allowed Secured Claims in Class 1C (Worden) 20

d. Allowed Secured Claims in Class 1D (Curative and Waverly) 21

e. Allowed Secured Claims in Class 1E 21

2. Allowed Priority Unsecured Claims of Employees (Class 2) 22

3. Allowed Unsecured Claims (Class 3) 22

a. Option 3A (Distribution of Cash Only) 23

b. Option 3B (Distribution of New Common Stock Only) 23

4. Allowed Preferred Stock Interests (Class 4) 23

a. Class 4A (Existing Series A Preferred Stock) 23

b. Class 4B (Existing Series B Preferred Stock) 24

5. Existing Common Stock (Class 5) 24

6. Existing Stock Options (Class 6) 24

7. Other Equity Interests, Including Section 510(b) Claims (Class 7) 25

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN 25

A. Classes Entitled to Vote 25

B. Acceptance by Impaired Classes 25

C. Presumed Acceptances by Unimpaired Classes 25

D. Classes Deemed to Reject Plan 26

E. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code 26

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES 26

A. Assumption of Executory Contracts and Unexpired Leases 26

1. Assumptions Generally 26

2. Approval of Assumption of Executory Contracts and Unexpired Leases 27

3. Objections to Assumption of Executory Contracts and Unexpired Leases 27

4. Payments Related to Assumption of Executory Contracts and Unexpired Leases 28

B. Executory Contracts and Unexpired Leases to Be Rejected 28

C. Claims Bar Date for Rejection Damages 29

D. Contracts and Leases Entered Into After the Petition Date 29

ARTICLE VI. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN 29

A. Corporate Action 29

B. Funding of the Plan 30

C. Management of the Reorganized Debtor 30

D. Exemption from Certain Transfer Taxes 31

E. Cancellation and Surrender of Instruments, Securities, and Other Documentation 31

F. Applicability of Bankruptcy Code Sections 1125 and 1145 to Certain New Securities to Be Issued Under the Plan 32

G. Discharge and Injunction 32

H. Revesting of Property of the Estate and Release of Liens 34

I. Setoffs 35

J. Preservation of Rights of Action 35

ARTICLE VII. PROCEDURES REGARDING DISTRIBUTIONS UNDER THE PLAN AND RESOLUTION OF DISPUTED CLAIMS AND EQUITY INTERESTS 36

A. Claims Administration Responsibility; The Disbursing Agent 36

B. Objections to Disputed Claims and Disputed Interests 36

C. No Distributions Pending Allowance 36

D. Timing, Calculation, and Manner of Amounts to Be Distributed 37

1. Cash Payments 37

2. Transmittal of Distributions 37

3. Estimation of Disputed Claims and Disputed Interests 37

4. Distributions After Allowance of Disputed Claims or Disputed Interests 37

5. Undeliverable Distributions 38

E. Fractional Securities 38

F. Distribution Record Date 38

G. Withholding and Reporting Requirements 39

ARTICLE VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE 39

A. Conditions Precedent 39

B. Effect of Nonoccurrence of Conditions Precedent to the Effective Date 40

ARTICLE IX. RETENTION OF JURISDICTION 41

ARTICLE X. MISCELLANEOUS PROVISIONS 43

A. Amendment and Modification of the Plan 43

B. Withdrawal, Revocation, or Non-Consummation of the Plan 43

C. Successors and Assigns 44

D. Severability of Provisions of the Plan 44

E. Contribution Bar 44

F. Termination of Subordination Rights and Settlement of Related Claims and Controversies 44

G. Limitation of Liability 45

H. Notices 46

I. Governing Law 46

EXHIBITS

I.A.61 Long Term Incentive Plan for the Reorganized Debtor

I.A.64 Form of New Class A Warrant

I.A.65 Form of New Class B Warrant

I.A.70 Form of New Series A Convertible Preferred Stock Certificate

I.A.71 Form of New Series B Convertible Preferred Stock Certificate

I.A.91 Restated Bylaws for the Reorganized Debtor

I.A.92(A) Restated Certificate of Incorporation for the Reorganized Debtor

I.A.92(B) Restated Certificate of Designation for the Reorganized Debtor

I.A.100 Short-Selling Bar Representation Irrevocably Made and Deemed Made by All Persons Receiving New Common Stock Under the Plan

I.A.106 Worden Agreements with the Reorganized Debtor

A. Patent License Agreement

B. Substitute Royalty Agreement

C. Mutual Releases

V.A Schedule of Contracts to Be Assumed

V.B Schedule of Contracts to Be Rejected

INTRODUCTION

Cytomedix, Inc., debtor and debtor-in-possession in the above-captioned chapter 11 case, hereby proposes the following plan of reorganization for the resolution of the outstanding Claims against and Equity Interests in the Debtor. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section I.A of the Plan.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from the holders of Claims or Equity Interests until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to such holders. In this case, the Disclosure Statement was approved by the Bankruptcy Court by order entered on April [ ], 2002, and has been distributed simultaneously with the Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of (i) the Debtor's history, business, properties and operations, (ii) financial projections for those operations, (iii) risk factors, (iv) a summary and analysis of the Plan, and (v) certain related matters including, among other things, the securities to be issued under the Plan. All Persons entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and those restrictions on modifications set forth in Sections X.A and X.B of the Plan, the Debtor expressly reserves its rights to alter, amend, modify, revoke or withdraw the Plan one or more times prior to its substantial consummation.

ARTICLE I.

DEFINED TERMS AND RULES OF INTERPRETATION

A. Definitions

In addition to such other terms as are defined elsewhere in the Plan, the following terms (which appear in the Plan or in the Disclosure Statement as capitalized terms) have the following meanings as used in the Plan or the Disclosure Statement, as the case may be. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1. "10% Junior Notes" means those certain 10% convertible secured promissory notes with a scheduled maturity date as of the Petition Date of April 15, 2002, together with all other documents and agreements evidencing said indebtedness (including, but not limited to, all promissory notes, security agreements, assignments, and any other agreements entered into or other documents executed in connection therewith, or as an adjunct or supplement thereto, or required thereby).

2. "12% Senior Notes" means those certain 12% convertible secured promissory notes with a scheduled maturity date of April 23, 2005, together with all other documents and agreements evidencing said indebtedness (including, but not limited to, all promissory notes, security agreements, assignments, and any other agreements entered into or other documents executed in connection therewith, or as an adjunct or supplement thereto, or required thereby).

3. "Administrative Bar Date" means the deadline for filing requests for payment of Administrative Claims established by the Bankruptcy Court as May [ ], 2002, pursuant to the Administrative Bar Date Order.

4. "Administrative Bar Date Order" means the order entered by the Bankruptcy Court on April [ ], 2002, which established the Administrative Bar Date.

5. "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, Postpetition Senior Secured Notes, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (including wages, salaries, or commissions for services rendered after the Petition Date), Professional Claims, and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.

6. "Administrative Rate" means the exchange of $1.00 of Allowed Claim for one share of New Common Stock.

7. "Affiliate" means any Person that is an "affiliate" of the Debtor within the meaning of Bankruptcy Code section 101(2).

8. "Allowed" means any of the following with respect to a Claim or Equity Interest:

(a) the Claim or Equity Interest has been approved by Final Order or authorized by the Plan;

(b) proof of such Claim or Equity Interest was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Rule 3003(c)(3) of the Bankruptcy Rules, and either (i) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order, or (ii) an objection has been interposed, but such Claim or Equity Interest has been allowed in whole or in part by a Final Order (and if in part, only to the extent so allowed);

(c) no proof thereof was so Filed, but such Claim or Equity Interest has been listed by such Debtor in its Schedules as liquidated in amount and not disputed or contingent;

(d) such Claim or Equity Interest arises from the recovery of property under Bankruptcy Code section 550 or 553 and is allowed in accordance with Bankruptcy Code section 502(h); or

(e) such Claim or Equity Interest is allowed under the Plan.

9. "Avoidance Claims" means Causes of Action arising under sections 502, 510, 541, 542, 544, 545, 547 through 551, or 553 of the Bankruptcy Code, or under similar or related state or federal statutes or common law, regardless of whether litigation has yet been commenced to prosecute such Causes of Action.

10. "Ballot" means each of the ballot forms distributed with the Disclosure Statement to holders of Claims or Equity Interests in Classes that are Impaired under the Plan and entitled to vote in connection with the solicitation of acceptances of the Plan.

11. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330.

12. "Bankruptcy Court" means the Bankruptcy Court of the United States District Court for the Northern District of Illinois, Eastern Division, or such other court as may have jurisdiction over the Reorganization Case.

13. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Reorganization Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Reorganization Case or proceedings therein, as the case may be.

14. "Board of Directors" means the board of directors (or any committee thereof which, under applicable law, has the power of such board of directors) of any member of the Debtor or the Reorganized Debtor, as the context may indicate.

15. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

16. "Cash" means legal tender of the United States of America and equivalents thereof.

17. "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether (i) known, unknown, direct, indirect, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, and (ii) asserted or assertable directly or derivatively, in law, equity, or otherwise.

18. "Claim" means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

19. "Claims Bar Date" means the deadline for filing proofs of claim established by Bankruptcy Court as February 8, 2002, pursuant to the Claims Bar Date Order and any supplemental bar dates established by the Bankruptcy Court pursuant to the Claims Bar Date Order or other Final Order.

20. "Claims Bar Date Order" means the order entered by the Bankruptcy Court on December 18, 2001, which established the Claims Bar Date.

21. "Claims Objection Deadline" means the day that is the later of (a) six months after the Effective Date (unless such day is not a Business Day, in which case the Claims Objection Deadline shall be the next Business Day thereafter), or (b) as to a particular Claim, 60 days after the filing of a proof of claim for, or request for payment of, such Claim, or (c) such later date as may be established by the Bankruptcy Court for cause shown by the Reorganized Debtor.

22. "Class" means a category of holders of Claims or Equity Interests as classified and described in Articles II and III of the Plan.

23. "Class 1A Reimbursement Claims" means the Allowed Claims of Class 1A represented by the attorneys' fees and other unreimbursed out-of-pocket costs of the collateral agent to the holders of Allowed Class 1A Claims.

24. "Class 1B Reimbursement Claims" means the Allowed Claims of Class 1B represented by the attorneys' fees and other unreimbursed out-of-pocket costs of the collateral agent to the holders of Allowed Class 1B Claims.

25. "Collateral" means any property or interest in property of the Estates that is subject to a valid and enforceable lien to secure the payment or performance of a Claim.

26. "Confirmation Date" means the date of entry of the Confirmation Order.

27. "Confirmation Hearing" means the hearing before the Bankruptcy Court held to consider confirmation of the Plan, which hearing may be adjourned or continued from time to time.

28. "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

29. "Creditor" means any Person that holds a Claim.

30. "Curative" means, collectively, Curative Health Services, Inc., and CHS Services, Inc.

31. "Curative Royalty Agreement" means that certain royalty agreement entered into as of December 26, 2000, between Curative and the Debtor, as amended by a first amendment thereto dated as of April 20, 2001.

32. "Cure" means the distribution of Cash (or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court) with respect to the assumption or assumption and assignment of an executory contract or unexpired lease pursuant to section 365(b) of the Bankruptcy Code, which distribution shall be in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable law.

33. "Debtor" means Cytomedix, Inc., operating as debtor-in-possession pursuant to Bankruptcy Code sections 1107 and 1108.

34. "Disallowed Claim" means a Claim, or any portion thereof, that--

(a) has been disallowed by a Final Order or by agreement of the Creditor; or

(b) (i) is Scheduled at zero or as contingent, disputed, or unliquidated and (ii) is not the subject of a proof of claim that has been Filed or deemed timely Filed pursuant to the Claims Bar Date Order, the Administrative Bar Date Order, the Bankruptcy Code, or applicable law.

35. "Disbursing Agent" means the Reorganized Debtor or such other Person as may be designated by the Reorganized Debtor to serve as disbursing agent with respect to any or all distributions under the Plan.

36. "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

37. "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, a Claim that--

(a) has not been Scheduled by the Debtors or has been Scheduled at zero, or as contingent, unliquidated, or disputed; or

(b) is the subject of an objection that has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

38. "Disputed Interest" means an Equity Interest, or any portion thereof, that is neither Allowed nor Disallowed, and includes, without limitation, an Equity Interest----

(a) as to which a proof of interest has been Filed or deemed Filed and as to which an objection has been timely Filed that has not been withdrawn or denied by a Final Order; or

(b) as to which (i) the amount of the Equity Interest specified in the Filed proof of interest exceeds the amount of the Equity Interest Scheduled by the Debtor as other than disputed, contingent, or unliquidated, (ii) the priority of the Equity Interest specified in the Filed Proof of Interest is of a more senior priority than the priority of the Interest Scheduled by the Debtor, (iii) the Equity Interest has been Scheduled as disputed, contingent, or unliquidated, or (iv) the Equity Interest has not been Scheduled.

39. "Distribution Record Date" means the Effective Date, which shall be the record date for purposes of making distributions under the Plan on account of Allowed Claims or Allowed Equity Interests and the last date on which the Disbursing Agent shall recognize assignments of Allowed Claims or Allowed Equity Interests pursuant to Bankruptcy Rule 3001(e).

40. "Effective Date" means a Business Day, determined by the Debtor in its sole discretion, that falls within 30 calendar days after all of the conditions to the effectiveness of the Plan set forth in Section VIII.A of the Plan have been satisfied or waived.

41. "Equity Interest" means any ownership interest evidenced by any share certificate or other instrument, whether or not transferable or denominated "stock" (including, without limitation, interests denominated as common stock or preferred stock), or similar security, and any warrant or right (other than a right to convert) to purchase or subscribe to any such ownership interest.

42. "Estate" means the bankruptcy estate of the Debtor as created under section 541 of the Bankruptcy Code.

43. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

44. "Exhibit" means an exhibit annexed to either the Plan or to the Disclosure Statement, as the case may be.

45. "Existing Common Stock" means the issued and outstanding common stock of the Debtor prior to the Effective Date.

46. "Existing Securities" means the 12% Senior Notes, the 10% Junior Notes, the Existing Series A Preferred Stock, the Existing Series B Preferred Stock, the Existing Common Stock, and the Existing Stock Options (including, without limitation, any of said securities that have been authorized but not issued).

47. "Existing Series A Preferred Stock" means those certain Equity Interests designated by the Debtor as of the Petition Date as Series A Preferred Stock.

48. "Existing Series B Preferred Stock" means those certain Equity Interests presently designated by the Debtor as of the Petition Date as Series B Preferred Stock.

49. "Existing Stock Options" means all contractual rights of any Person prior to the Effective Date to purchase or acquire any Equity Interests in the Debtor.

50. "Face Amount" means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the Claim holder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

51. "Filed" means filed with the Bankruptcy Court in the Reorganization Case.

52. "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending. The possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not prevent the order from being a Final Order.

53. "General Unsecured Claim" means a Claim that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, or an Administrative Convenience Claim.

54. "Impaired" refers to any Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

55. "Indemnitee" means all former directors, officers, employees, agents, or representatives of the Debtor who are entitled to assert Indemnification Rights.

56. "Indemnification Rights" means any obligations or rights of any of the Debtors to indemnify or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to such Debtor's certificate of incorporation, bylaws, or policy of providing employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for, or on behalf of the Debtor.

57. "Initial Distribution Date" means the date the New Registration Statement is declared effective.

58. "Insider" means an insider as defined in Bankruptcy Code section 101(31).

59. "Internal Revenue Code" means Title 26 of the United States Code, as now in effect or hereafter amended.

60. "Lien" has the meaning assigned to such term in Bankruptcy Code section 101(37).

61. "Long-Term Incentive Plan" means that certain long-term management incentive plan, described in Section IX.D of the Disclosure Statement and attached as Exhibit I.A.61 to the Plan, which shall become effective on the Effective Date.

62. "Master Service List" means the then-most current service list containing the names and addresses of those Persons receiving notice of all pleadings Filed with the Bankruptcy Court in this Reorganization Case. A copy of the then-current Master Service List is available from Debtor's counsel.

63. "Monthly Distribution Date" means the monthly anniversary date that falls in each succeeding calendar month following the Initial Distribution Date through completion of distributions provided hereunder.

64. "New Class A Warrant" means the warrant to be issued by the Reorganized Debtor, in substantially the form attached as Exhibit I.A.64 to the Plan, providing the holder thereof with the right to purchase one share of New Common Stock for $1.00 at any time commencing on the Initial Distribution Date and expiring on the second anniversary thereof, unless earlier terminated pursuant to the terms thereof.

65. "New Class B Warrant" means the warrant to be issued by the Reorganized Debtor, in substantially the form attached as Exhibit I.A.65 to the Plan, providing the holder thereof with the right to purchase one share of New Common Stock for $1.50 at any time commencing on the Initial Distribution Date and expiring on the third anniversary thereof, unless earlier terminated pursuant to the terms thereof.

66. "New Common Stock" means the new common stock of the Debtor issued on or after the Effective Date.

67. "New Investors" means those Persons (whose identities will be disclosed at the Confirmation Hearing) who invest in the New Common Stock being offered pursuant to the Private Placement Offering.

68. "New Registration Statement" means the filing with the SEC by the Reorganized Debtor after the Effective Date for purposes of registering under the Securities Act the New Common Stock, the New Warrants, and the Warrant Shares to be issued to the New Investors under the Plan and pursuant to the terms of the Private Placement Offering.

69. "New Securities" means, collectively, the New Common Stock, the New Series A Convertible Preferred, the New Series B Convertible Preferred, and the New Warrants.

70. "New Series A Convertible Preferred" means the security to be designated on and after the Effective Date as Series A Convertible Preferred, which security is being issued hereunder to holders of Class 1A Secured Claims. The form of designation of the New Series A Convertible Preferred Stock to be issued hereunder to the holders of Class 1A Secured Claims is set forth at Exhibit I.A.70 of the Plan and described generally in Section VIII.B of the Disclosure Statement.

71. "New Series B Convertible Preferred" means the new security to be designated on and after the Effective Date as Series B Convertible Preferred, which security is being issued hereunder to holders of Class 1B Secured Claims. The form of designation of the New Series B Convertible Preferred Stock to be issued hereunder to the holders of Class 1B Secured Claims is set forth at Exhibit I.A.71 of the Plan and described generally in Section VIII.C of the Disclosure Statement.

72. "New Warrants" means, collectively, the New Class A Warrants and the New Class B Warrants to be issued under the Plan to New Investors and the holders of Postpetition Senior Secured Notes.

73. "Order" means a judgment, order, or decree entered by the Bankruptcy Court, regardless of whether subject to appeal or reconsideration, the effect of which has not been stayed.

74. "Order Approving Disclosure Statement and Scheduling Confirmation Hearing" means the order of the Bankruptcy Court, in which, among other things, the Bankruptcy Court (i) approved the solicitation materials and the procedures for distributing such materials, (ii) approved the form and manner of notice of the Confirmation Hearing, (iii) established the Voting Record Date, (iv) approved the forms of Ballots, (v) established the deadline for submitting Ballots on the Plan, (vi) approved the procedures for the tabulation of votes, and (vii) scheduled the Confirmation Hearing for May [ ], 2002 at 10:00 a.m., Central Time.

75. "Person" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, Governmental Unit, unofficial committee, Creditor, Equity Securities holder, or other entity.

76. "Petition Date" means August 7, 2001, the date on which the Debtor filed its petition for relief in the Bankruptcy Court, thereby commencing the Reorganization Case.

77. "Plan" means this chapter 11 plan of reorganization for the Debtor (including all supplements, appendices, and schedules to the Plan), whether in its present form or as the same may be further altered, amended, or modified from time to time.

78. "Plan-Issued Securities" means all New Securities to be issued under the Plan, exclusive of shares of New Common Stock issued pursuant to the Reorganization Bonus and the New Warrants.

79. "Postpetition Senior Secured Notes" means the obligations of the Debtor incurred pursuant to the orders of the Bankruptcy Court entered November 15, 2001 and March 7, 2002 authorizing the Debtor to incur up to $600,000 in senior secured postpetition indebtedness pursuant to Bankruptcy Code section 364(d), and all promissory notes, security agreements, and other documents evidencing the same.

80. "Priority Non-Tax Claim" means a Claim of a kind specified in Bankruptcy Code section 507(a) other than an Administrative Claim or Priority Tax Claim.

81. "Priority Tax Claim" means a Claim of a kind entitled to priority and specified in Bankruptcy Code section 507(a)(8).

82. "Private Placement Offering" means that certain private placement offering being conducted by the Debtor in conjunction with the Plan confirmation process whereby the Debtor is offering to sell (net of fees and commissions) at least $1.7 million and no more than $3 million (net) in New Common Stock and New Warrants to New Investors on the same terms and conditions offered to the holders of Postpetition Senior Secured Notes that elect under Section III.A.1.d to convert their Claims under the Plan. If the requisite minimum funds are committed, the closing of the Private Placement Offering will occur on the Effective Date.

83. "Professional" means a Person employed in the Reorganization Case pursuant to section 327 and 1103 of the Bankruptcy Code or otherwise.

84. "Professional Claim" means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date and up through the Effective Date.

85. "Professional Person" means a person retained or to be compensated pursuant to Bankruptcy Code sections 326, 327, 328, 330, 503(b)(2) and (4), 1103, or 1107(b).

86. "Projections" means the financial projections of the Reorganized Debtor for the period through December 31, 2004 set forth at Appendix B to the Disclosure Statement and discussed generally in Section V of the Disclosure Statement.

87. "Reinstated" means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles a Creditor so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles a Creditor holding the Claim to demand or receive accelerated payment of such Claim after a default occurs, (i) curing any such default that occurred before or after the Petition Date (other than a default of a kind specified in Bankruptcy Code section 365(b)(2)), (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating such Creditor for any damages incurred as a result of any reasonable reliance by the Creditor on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles such Creditor.

88. "Reorganization Bonus" means that certain bonus issuance of securities authorized by the Debtor's board of directors and described in Section IX.C of the Disclosure Statement whereby five percent (5%) of all Plan-Issued Securities shall be distributed in the amounts and manner identified in the Disclosure Statement to certain Persons who served as officers or directors of the Debtor during the Reorganization Case.

89. "Reorganization Case" means the bankruptcy case pending in respect of the above-captioned Debtor in the Bankruptcy Court.

90. "Reorganized Debtor" means the Debtor from and after the Effective Date.

91. "Restated Bylaws" means the restated Bylaws of the Reorganized Debtor that will be effective on the Effective Date, in the form set forth as Exhibit I.A.91 to the Plan and described generally at Section IX.E of the Disclosure Statement.

92.A "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation that will become effective on the Effective Date under the laws of the State of Delaware, in the form set forth as Exhibit I.A.92(A) to the Plan and described generally at Section IX.E of the Disclosure Statement. The Restated Certificate of Incorporation Amended shall include a provision prohibiting the issuance of non-voting equity securities (but only to the extent required by section 1123(a)(6) of the Bankruptcy Code).

92.B "Restated Certificate of Incorporation" means the Amended and Restated Certificate of Designation that will become effective on the Effective Date under the laws of the State of Delaware, in the form set forth as Exhibit I.A.92(B) to the Plan and described generally at Section IX.E of the Disclosure Statement. The Restated Certificate of Designation shall include a provision prohibiting the issuance of non-voting equity securities (but only to the extent required by section 1123(a)(6) of the Bankruptcy Code).

93. "Scheduled" means and refers to information set forth in the Schedules.

94. "Schedules" means the schedules of assets and liabilities, the statements of financial affairs, and the list of equity security holders Filed by the Debtor, as such schedules have been or may be further modified, amended, or supplemented from time to time.

95. "SEC" means the United States Securities and Exchange Commission.

96. "Section 510(b) Claims" means Claims of the type described in or falling within the meaning of section 510(b) of the Bankruptcy Code.

97. "Secured Claim" means a Claim, including interest, attorneys' fees, and charges as determined pursuant to Bankruptcy Code section 506(b), that is secured by a Lien on property in which the Estate has an interest, or that is subject to setoff under Bankruptcy Code section 553, to the extent of the value of the Claimant's interest in the Estate's interest in such property, or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code sections 506(a) and, if applicable, 1129(b).

98. "Secured Tax Claim" means a Claim of any taxing authority that is a Secured Claim.

99. "Securities Act" means the Securities Act of 1933, 15 U.S.C. §§ 77a, et seq., and the rules and regulations promulgated thereunder, as now in effect or hereinafter promulgated.

100. "Short-Selling Bar Representation" means that certain representation, in the form attached as Exhibit I.A.100 to the Plan, that shall be deemed to have been made, as of the Effective Date, by any Person receiving New Securities under the Plan.

101. "Unimpaired" means a Claim or Equity Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

102. "Voting Record Date" means the date and time fixed by the Bankruptcy Court as the record date for determining which holders of Claims or Equity Interests in Impaired Classes eligible to vote on the Plan may vote to accept or reject the Plan. The Voting Record Date is at 4:30 p.m., Central Time, on March 29, 2002.

103. "Warrant Shares" means the shares of New Common Stock that may be purchased through the exercise of the New Warrants.

104. "Waverly" means Waverly Holdings, LLC, an Arkansas Limited Liability Corporation.

105. "Worden" means Mr. Charles E. Worden, Sr.

106. "Worden Agreements" means those certain agreements set forth at Exhibit I.A.106(A) - (C) to the Plan between Worden and the Reorganized Debtor that will become effective on the Effective Date. The Worden Agreements are generally described at Section III.B.4.b of the Disclosure Statement.

B. Rules of Interpretation, Computation of Time, and Choice of Law

For purposes of the Plan, unless otherwise provided herein:

1. The provisions of the Plan shall control over any descriptions hereof or inconsistencies contained in the Disclosure Statement. Where the Plan refers to any contract, instrument, or other agreement or document created in connection with the Plan, the provisions of such contract, instrument, or other agreement or document shall control in the case of any inconsistency with the terms of the Plan, and the Plan shall be interpreted to avoid any inconsistencies with the provisions of such contract, instrument, or other agreement or document.

2. Any term used in the Plan that is not defined in the Plan but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in, and shall be construed in accordance with the rules of construction under, the Bankruptcy Code or the Bankruptcy Rules, as the case may be. Without limiting the foregoing, the rules of construction set forth in Bankruptcy Code section 102 shall apply. The definitions and rules of construction contained herein do not apply to the Disclosure Statement or to any of the Exhibits to the Plan except to the extent expressly so stated in the Disclosure Statement or in any Exhibit to the Plan, as the case may be.

3. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular Article, Section, Subsection, or clause contained in the Plan.

4. Unless specified otherwise in a particular reference, all references in the Plan to Articles, Sections, and Exhibits are references to Articles, Sections, and Exhibits of or to the Plan.

5. Any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified, or supplemented as of the Effective Date.

6. Captions and headings to Articles and Sections in the Plan are inserted for convenience of reference only and shall neither constitute a part of the Plan nor in any way affect the interpretation of any provisions hereof.

7. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

8. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

9. All Exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when Filed.

10. Subject to the provisions of any contract, certificate, bylaw, instrument, or other agreement or document entered into in connection with the Plan, or any mandatory provision of law applicable thereto, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the federal law of the United States, including the Bankruptcy Code and Bankruptcy Rules.

ARTICLE II.

DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

The following is the designation of the Classes of Claims and Equity Interests under the Plan. Administrative Claims, Priority Tax Claims, and Secured Tax Claims have not been classified and are excluded from the following Classes in accordance with Bankruptcy Code section 1123(a)(1). The treatment of these unclassified Claims is contained in Article III of the Plan. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in a different Class to the extent any remainder of the Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date or such other date as determined by the applicable Debtor in its sole discretion.

A. Class 1 - Secured Claims (Classes 1A-1E)

Class 1 is comprised of the following Classes 1A through 1E:

1. Class 1A - Holders of 12% Senior Notes: Class 1A is comprised of the Allowed Secured Claims of the holders of the 12% Senior Notes. Claims in Class 1A are Impaired under the Plan.

2. Class 1B - Holders of 10% Junior Notes: Class 1B is comprised of the Allowed Secured Claims of the holders of the 10% Junior Notes. Claims in Class 1B are Impaired under the Plan.

3. Class 1C - Secured Claims of Worden: Class 1C is comprised of the Allowed Secured Claims of Worden. Claims in Class 1C are Impaired under the Plan.

4. Class 1D - Secured Claims of Curative and Waverly: Class 1D is comprised of the Allowed Secured Claims of Curative and Waverly arising under the Curative Royalty Agreement. Claims in Class 1D are Unimpaired under the Plan.

5. Class 1E (Other): Class 1E is comprised of Allowed Secured Claims against the Debtor that are not included in any of Classes 1A through 1D of the Plan (excluding Secured Tax Claims). Each Allowed Secured Claim in Class 1E will be considered to be in its own separate subclass within Class 1E, and each such subclass shall be deemed to be a separate Class for purposes of the Plan. Claims in Class 1E are Impaired under the Plan.

B. Class 2 - Certain Priority Unsecured Claims

Class 2 is comprised of the Allowed Claims of employees against the Debtor that are specified as having priority in Bankruptcy Code sections 507(a)(3) or 507(a)(4), not to exceed $4,650 per Person. Such Claims include certain Claims against the Reorganized Debtor by its employees for unpaid prepetition wages, salaries, or commissions. Claims in Class 2 are Unimpaired under the Plan.

C. Class 3 - Certain Unsecured Claims Without Priority

Class 3 is comprised of the Allowed Claims of the Debtor that are not cured, paid, released, or waived pursuant to the Plan, assumed by the Reorganized Debtor pursuant to the Plan or agreements incorporated in the Plan, or classified in any other Class of Claims. Class 3 Claims include, without limitation, (i) Claims for goods sold and services rendered, (ii) Claims for monies lent, (iii) Claims based upon guarantees of performance or payment of the obligations or duties of any Person, (iv) Claims for contribution, reimbursement, or indemnity (excluding Claims for Indemnification Rights), (v) Claims for fines, penalties, or assessments, (vi) Claims for tort liability, (vii) Claims arising from the rejection of executory contracts and unexpired leases, and (viii) Claims arising for environmental or bio-hazardous remediation at locations that are not included in the assets vesting in the Reorganized Debtor on the Effective Date.

D. Class 4 - Existing Preferred Stock Equity Interests (Classes 4A and 4B)

Class 4A is comprised of all Allowed Equity Interests represented by the Existing Series A Preferred Stock issued and outstanding prior to the Effective Date.

Class 4B is comprised of all Allowed Equity Interests represented by the Existing Series B Preferred Stock issued and outstanding prior to the Effective Date.

E. Class 5 - Existing Common Stock

Class 5 is comprised of all Allowed Equity Interests represented by the Existing Common Stock.

F. Class 6 - Existing Stock Options

Class 6 is comprised of all Allowed Equity Interests represented by the Existing Stock Options.

G. Class 7 - Other Equity Interests, Including Section 510(b) Claims

Class 7 is comprised of all other Allowed Claims or Equity Interests in the Debtor, including Allowed Section 510(b) Claims, any Allowed Claims arising from the rejection of agreements granting Existing Stock Options (to the extent, if any, that they constitute executory contracts), and any Claims based upon Indemnification Rights.

ARTICLE III.

TREATMENT OF CLAIMS AND EQUITY INTERESTS

A. Treatment of Unclassified Claims

1. Allowed Administrative Claims

a. Generally. Each holder of an Allowed Administrative Claim that has not been satisfied during the Reorganization Case will receive, on account of and in full satisfaction of such Allowed Administrative Claim, Cash equal to the Allowed amount of such Claim on the latest of (i) the Effective Date, (ii) if disputed (or in the case of a Professional Claim not yet Allowed), upon entry of a Final Order of the Bankruptcy Court Allowing such Claim, and (iii) the date on which the Allowed Administrative Claim becomes due and payable in the ordinary course.

In lieu of receiving Cash on account of its Allowed Administrative Claim, if agreed to by the Reorganized Debtor in its sole and absolute discretion, each holder of an Allowed Administrative Claim (or such holder's successors or assigns) may elect in writing on or before the Effective Date (or if disputed or not yet Allowed, within three business days after becoming Allowed) to exchange its Allowed Administrative Claim for shares of New Common Stock at the Administrative Rate. If any holder of an Allowed Administrative Claim against the Debtor fails to make such election in a timely manner, such holder's right to make such election shall terminate, unless otherwise agreed to in writing by the Reorganized Debtor in its sole and absolute discretion.

b. Manner of Distribution of New Common Stock to Converting Holders of Allowed Administrative Claims. Except with regards to distributions of New Common Stock to holders of Postpetition Senior Secured Notes, as hereinafter provided, the New Common Stock to be issued to holders of Allowed Administrative Claims electing conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said holders shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

c. Manner of Distribution of New Common Stock to Converting Holders of Allowed Administrative Claims. Except with regards to distributions of New Common Stock to holders of Postpetition Senior Secured Notes, the New Common Stock to be issued to holders of Allowed Administrative Claims electing conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said holders shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

d. Special Provisions for Distribution of New Common Stock and New Warrants for Converting Holders of Postpetition Senior Secured Notes. Holders of Postpetition Senior Secured Notes that elect to convert their Allowed Administrative Claim at the Administrative Rate shall receive, in addition to shares of New Common Stock at the Administrative Rate, (A) one (1) New Class A Warrant for each four (4) shares of New Common Stock received pursuant to said conversion and (B) three (3) New Class B Warrants for each twenty shares (20) of New Common Stock received pursuant to said conversion.

The New Common Stock to be issued to holders of Postpetition Senior Secured Notes shall be distributed to such holders on the Effective Date, but shall be subject to customary lock-up provisions agreed to at the time of issuance that (i) prohibit the sale of such shares until the date the New Registration Statement is declared effective (i.e., the Initial Distribution Date) and (ii) thereafter the lock-up restrictions shall not apply to ten percent (10%) of the shares of New Common Stock so received, cumulatively applied, on each of the Initial Distribution Date and the next succeeding nine (9) Monthly Distribution Dates.

The New Warrants to be issued to holders of Postpetition Senior Secured Notes shall be distributed in ten (10) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding nine (9) Monthly Distribution Dates.

Upon receipt of shares of New Common Stock as provided hereunder, said holders of Postpetition Senior Secured Notes shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

2. Allowed Tax Claims

Each holder of an Allowed Tax Claim shall receive deferred cash payments over a period not exceeding six years from the date of assessment of such Allowed Tax Claim, in an aggregate amount equal to the amount of such Allowed Tax Claim, plus interest from the Effective Date on the unpaid portion thereof, without penalty of any kind, at a rate of four percent (4%) per annum. The payment of each such Allowed Tax Claim shall be made in equal semi-annual installments, with the first installment due on the latest of (i) the first business day following the end of the first full fiscal quarter following the Effective Date, (ii) the first business day following the end of the first full fiscal quarter following the date on which an order Allowing such Tax Claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such Allowed Tax Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Tax Claim, without penalty of any kind. In exchange for the treatment provided herein, all Liens securing an Allowed Secured Tax Claim shall be deemed discharged and released as of the Effective Date.

B. Treatment of Classified Claims

The following sets forth the treatment of classified claims under the Plan:

1. Treatment of Allowed Secured Claims (Class 1)

a. Allowed Secured Claims in Class 1A (12% Senior Notes). Claims in Class 1A are Impaired under the Plan. The treatment of these Secured Claims shall be as follows:

(1) Partial Conversion into New Common Stock at the Administrative Rate. On the Effective Date, a minimum of 25% of each holder's Allowed Class 1A Claim (and, at the election of such holder, up to 50% of its Allowed Class 1A Claim) shall be converted into shares of New Common Stock at the Administrative Rate. The right of said holder to elect to convert more than 25% of its Allowed Class 1A Claims into New Common Stock at the Administrative Rate shall terminate on the Effective Date (unless otherwise agreed to by the Reorganized Debtor in its sole and absolute discretion).

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

(2) Partial Conversion into New Series A Convertible Preferred Stock. On the Effective Date, all remaining Allowed Class 1A Claims (except Class 1A Reimbursement Claims) not converted to shares of New Common Stock at the Administrative Rate (as provided in Section III.B.1.a.(1) of the Plan) shall be converted to New Series A Convertible Preferred Stock at a rate of one (1) share of New Series A Convertible Preferred Stock for each one dollar ($1.00) of said remaining Allowed Class 1A Claim. The New Series A Convertible Preferred Stock shall be distributed to such holders of remaining Allowed Class 1A Claims on the Initial Distribution Date. The New Series A Convertible Preferred Stock shall be issued on the Initial Distribution Date.

(3) Release of All Causes of Action Against Certain Holders of Class 1A Claims". If Class 1A votes to accept the Plan, all Causes of Action of the Debtor or the Estate against any holder on the Effective Date of an Allowed Class 1A Claim (including any of their representatives, collateral agents, or trustees) shall be fully, finally, and forever released, relinquished, and discharged; provided, however, that in no event shall said release apply to Causes of Action asserted in any Avoidance Action brought on or before the Effective Date against a Class 1D Avoidance Action Defendant (as defined in Section III.B.1.d of the Plan).

(4) Effect of Acceptance of the Plan by Class 1A: the "Cramdown Alternative". If Class 1A votes to accept the Plan, that acceptance shall also constitute the express affirmation by Class 1A that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent Class 1A's surrender of its recovery rights.

b. Allowed Secured Claims in Class 1B (10% Junior Notes). Claims in Class 1B are Impaired under the Plan. The treatment of these Secured Claims shall be as follows:

(1) Partial Conversion into New Common Stock at the Administrative Rate. On the Effective Date, a minimum of 25% of each holder's Allowed Class 1B Claim (and, at the election of such holder, up to 50% of its Allowed Class 1B Claim) shall be converted into shares of New Common Stock at the Administrative Rate. The right of said holder to elect to convert more than 25% of its Allowed Class 1B Claims into New Common Stock at the Administrative Rate shall terminate on the Effective Date (unless otherwise agreed to by the Reorganized Debtor in its sole and absolute discretion). Class 1B Reimbursement Claims shall be converted into shares of New Common Stock at the Administrative Rate.

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

(2) Partial Conversion into New Series B Convertible Preferred Stock. On the Effective Date, all remaining Allowed Class 1B Claims not converted to shares of New Common Stock at the Administrative Rate (as provided in Section III.B.1.b.(1) of the Plan) shall be converted to New Series B Convertible Preferred Stock at a rate of one (1) share of New Series B Convertible Preferred Stock for each one dollar ($1.00) of said remaining Allowed Class 1B Claim. The New Series B Convertible Preferred Stock shall be distributed to such holders of remaining Allowed Class 1B Claims on the Initial Distribution Date.

(3) Release of All Causes of Action Against Certain Holders of Class 1B Claims". If Class 1B votes to accept the Plan, all Causes of Action of the Debtor or the Estate against any holder on the Effective Date of an Allowed Class 1B Claim (including any of their representatives, collateral agents, or trustees) shall be fully, finally, and forever released, relinquished, and discharged; provided, however, that in no event shall said release apply to Causes of Action asserted in any Avoidance Action brought on or before the Effective Date against a Class 1D Avoidance Action Defendant (as defined in Section III.B.1.d of the Plan).

(4) Effect of Acceptance of the Plan by Class 1A: the "Cramdown Alternative". If Class 1B votes to accept the Plan, that acceptance shall also constitute the express affirmation by Class 1B that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent Class 1B's surrender of its recovery rights.

c. Allowed Secured Claims in Class 1C (Worden). Claims in Class 1C are Impaired under the Plan. Each holder of an Allowed Class 1C Claim shall receive New Common Stock at the Administrative Rate in full and complete satisfaction of such holder's Allowed Class 1C Claim. In addition, the Worden Agreements shall become effective by their terms on the Effective Date.

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

If Class 1C votes to accept the Plan, that acceptance shall also constitute the express affirmation by Class 1C that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent Class 1C's surrender of its recovery rights.

d. Allowed Secured Claims in Class 1D (Curative and Waverly). Claims in Class 1D are Unimpaired by the Plan. Each holder of an Allowed Class 1D Claim shall receive Cash on the Effective Date in an amount equal to the Allowed Amount of its Class 1D Claim; provided, however, that the Debtor shall, in lieu of releasing such funds on the Effective Date to a holder of an Allowed Class 1D Claim who is also a defendant in any Avoidance Action Filed against said holder on or before the Effective Date (a "Class 1D Avoidance Action Defendant"), establish a separate interest bearing escrow account (the "Class 1D Escrow") in respect any funds payable to such Class 1D Avoidance Action Defendant. Such escrowed funds shall only be released pursuant to Final Order of the Bankruptcy Court (which Order shall not be entered except (i) upon notice to counsel for the Debtor and the Class 1D Avoidance Action Defendant and (ii) after entry of Final Orders in respect of each Avoidance Action count asserted against said defendant).

Except as otherwise provided herein, from and after the Effective Date, all rights under the Curative Royalty Agreement shall continue in full force and effect, and the legal, equitable, and contractual rights arising thereunder shall be unaltered (including the retention of all prepetition Liens granted under the Curative Royalty Agreement); provided, however, that the Debtor shall, in lieu of releasing such post-Effective Date royalties to a Class 1D Avoidance Action Defendant, place such accruing royalties in the Class 1D Escrow. Said escrowed funds shall not be released from escrow until entry of a Final Order of the Bankruptcy Court (which shall not occur until after entry of Final Orders in respect of all Avoidance Actions asserted. Such escrowed funds shall only be released pursuant to Final Order of the Bankruptcy Court (which Order shall not be entered except (i) upon notice to counsel for the Debtor and the Class 1D Avoidance Action Defendant and (ii) after entry of Final Orders in respect of each Avoidance Action count asserted against said defendant).

e. Allowed Secured Claims in Class 1E. Claims in Class 1E are Impaired under the Plan. Holders of Allowed Class 1E Secured Claims shall receive no distributions from the Debtor or the Reorganized Debtor and all such Claims and all related Liens, mortgages, deeds of trust, encumbrances, and charges against the Debtor and the Reorganized Debtor, or any of their properties, by Holders of any such Claims shall be fully and completely discharged, released, and extinguished.

2. Allowed Priority Unsecured Claims of Employees (Class 2)

Class 2 is comprised of the Allowed Claims of employees against the Debtor that are specified as having priority in Bankruptcy Code sections 507(a)(3) or 507(a)(4), not to exceed $4,650 per Person. Such Claims include certain Claims against the Reorganized Debtor by its employees for unpaid prepetition wages, salaries, or commissions. Claims in Class 2 are Unimpaired under the Plan. The Debtor estimates total Allowed Class 2 Claims as of the Effective Date at approximately $110,949.

Claims in Class 2 are Unimpaired under the Plan. Each holder of an Allowed Class 2 Priority Claim shall receive deferred cash payments over a period of six years from the Effective Date, in an aggregate amount equal to the amount of such Allowed Class 2 Claim, plus interest at four percent (4%) per annum from the Effective Date on the unpaid portion thereof, without penalty. The payments thereon shall be made in equal quarterly installments, with the first installment due on the latest of (i) the first business day following the end of the first full fiscal quarter following the Effective Date, (ii) the first business day following the end of the first full fiscal quarter following the date on which an order Allowing such Class 2 Claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such Allowed Class 2 Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Class 2 Claim, without penalty of any kind. Allowed Class 2 Claims may be prepaid at any time on or after the Effective Date without penalty.

In lieu of receiving Cash on account of its Allowed Class 2 Claim, if agreed to by the Reorganized Debtor in its sole and absolute discretion, each holder of an Allowed Class 2 Claim (or its successors or assigns) may elect in writing before or after the Effective Date to exchange each $1.00 of its Allowed Class 2 Claim into shares of New Common Stock at such rate as is agreed to by the Reorganized Debtor in its sole and absolute discretion. If any holder of an Allowed Class 2 Claim against the Debtor fails to make such election in a timely manner, such holder's right to make such election shall terminate, unless otherwise agreed to in writing by the Reorganized Debtor in its sole and absolute discretion.

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing on each of the eleven (11) succeeding Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

3. Allowed Unsecured Claims (Class 3)

Class 3 is Impaired under the Plan. If the holders of Allowed Claims in Class 3 do not accept the Plan, then the Debtor shall seek confirmation of the Plan with regard to Class 3 under Bankruptcy Code section 1129(b).

NOTE TO HOLDERS OF ALLOWED CLASS 3 CLAIMS AGGREGATING IN EXCESS OF $1,000: Any holder of an Allowed Class 3 Claim aggregating in excess of $1,000.00 shall be treated under Option 3B (described below) in respect of all such Claims if it fails to make a timely election on the Ballot for treatment under Option 3A. Holders of Allowed Class 3 Claims aggregating in excess of $1,000.00 that desire treatment under Option 3A (described below) must make such election on the Class 3 Ballot for accepting or rejecting the plan and return such Ballot by the Voting Record Date. The making of such election under Option 3A by a holder of an Allowed Class 3 Claim in excess of $1,000.00 in aggregate shall be deemed to constitute such Creditor's consent to treatment of all such Allowed Class 3 Claims under Option 3A.

NOTE TO HOLDERS OF ALLOWED CLASS 3 CLAIMS AGGREGATING LESS THAN $1,000: Holders of Allowed Class 3 Claims aggregating less than $1,000.00 shall be treated under Option 3A in respect of such Claims and may not elect treatment of such Claims under Option 3B.

a. Option 3A (Distribution of Cash Only). The Reorganized Debtor shall pay to holders of Allowed Class 3 Claims under Option 3A a sum of Cash equal to twelve percent (12%) of such Allowed Class 3 Claim according to the following distribution schedule: one-third shall be paid on the Initial Distribution Date; one-third on the sixth month anniversary of the Initial Distribution Date; and one-third on the first anniversary of the Initial Distribution Date.

Holders of Allowed Class 3 Claims aggregating in excess of $1,000.00 that desire treatment under Option 3A must make such election on the Ballot for accepting or rejecting the Plan and return such Ballot by the Voting Record Date.

b. Option 3B (Distribution of New Common Stock Only). The holders of Allowed Class 3 Claims under Option 3B shall receive one share for each $5.00 of Allowed Class 3 Claims under Option 3B, with the New Common Stock to be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing on each of the eleven (11) succeeding Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

Holders of Allowed Class 3 Claims aggregating less than $1,000.00 shall be treated under Option 3A in respect of such Claims and may not elect treatment of such Claims under Option 3B.

4. Allowed Preferred Stock Interests (Class 4)

a. Class 4A (Existing Series A Preferred Stock). Class 4A is Impaired under the Plan. If the holders of Allowed Class 4A Equity Interests do not accept the Plan, then the Debtor shall seek confirmation of the Plan with regard to Class 4A under Bankruptcy Code section 1129(b).

At such time, if at all, that the Reorganized Debtor shall have attained aggregate gross revenues for four consecutive fiscal quarters of not less than $10 million (the "Series A Preferred Revenue Precondition"), holders of Allowed Class 4A Equity Interests shall receive one (1) share of New Common Stock for every five (5) shares of Existing Series A Preferred Stock held as of the Effective Date.

The New Common Stock to be issued hereunder shall be distributed in twelve equal monthly installments commencing on the ninetieth (90th) day following satisfaction of the Series A Preferred Revenue Precondition and continuing on each of the succeeding eleven (11) monthly anniversaries that follow said initial distribution. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

b. Class 4B (Existing Series B Preferred Stock). Class 4B is Unimpaired under the Plan. All holders of Allowed Class 4B Equity Interests shall be redeemed in Cash by the Reorganized Debtor on the Effective Date at the stipulated liquidation preference of $0.0001 per share.

5. Existing Common Stock (Class 5)

Class 5 is Impaired under the Plan. If the holders of Allowed Class 5 Existing Common Stock do not accept the Plan, then the Debtor shall seek confirmation of the Plan with regard to Class 5 under Bankruptcy Code section 1129(b).

Holders of Allowed Class 5 Existing Common Stock shall receive one share of New Common Stock for every five (5) shares of Existing Common Stock. The New Common Stock to be issued hereunder shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing on each of the eleven (11) succeeding Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

6. Existing Stock Options (Class 6)

Class 6 is Impaired under the Plan. Holders of Allowed Class 6 Existing Stock Options shall receive or retain no property or distributions on account of such Allowed Claims or Allowed Equity Interests. The Debtor is not soliciting the votes of Class 6 and shall seek confirmation of the Plan with respect to Class 6 under Bankruptcy Code section 1129(b).

7. Other Equity Interests, Including Section 510(b) Claims (Class 7)

Class 7 is Impaired under the Plan. Holders of Class 7 Claims and Equity Interests, if any, shall receive or retain no property or distributions on account of such Allowed Claims or Allowed Equity Interests. The Debtor is not soliciting the votes of Class 7 and shall seek confirmation of the Plan with respect to Class 7 under Bankruptcy Code section 1129(b).

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A. Classes Entitled to Vote

Each holder of a Claim in Classes 1A through 1D, Class 2, and Class 3 and each holder of an Equity Interest in Class 4A and Class 5 is entitled to vote either to accept or to reject the Plan. Only those votes cast by holders of Allowed Claims or Allowed Equity Interests shall be counted in determining whether acceptances have been received sufficient in number and amount to confirm the Plan. Each Claim or Equity Interest entitled to vote on the Plan shall be deemed to be "Allowed" for voting purposes only unless (i) such Claim or Equity Interest is a Disputed Claim or Disputed Interest, or (ii) prior to the Confirmation Hearing, the Debtor has Filed with the Bankruptcy Court an objection to any such Claim or Equity Interest for voting purposes. Once cast, a ballot may not be revoked or changed without the consent of the Debtor, in its sole and absolute discretion.

B. Acceptance by Impaired Classes

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

In accordance with section 1126(d) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Equity Interests shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests of such Class that have timely and properly voted to accept or reject the Plan.

C. Presumed Acceptances by Unimpaired Classes

Class 4B is Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, holders of Equity Interests in Class 4B are conclusively presumed to accept the Plan, and the votes of such Equity Interest holders will not be solicited.

D. Classes Deemed to Reject Plan

Holders of Claims classified in Class 1E and holders of Equity Interests classified in Class 6 and Class 7 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, such holders are deemed to reject the Plan and their votes will not be solicited.

E. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Plan incorporates the cramdown provisions of the Bankruptcy Code in that, among other things, if each of Classes 1A, 1B, and 1C votes to accept the Plan, that acceptance shall also constitute the express affirmation by each of those Classes that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent the surrender by Classes 1A, 1B, and 1C of their recovery rights.

In the event any Impaired Class does not accept the Plan in accordance with the provisions of Bankruptcy Code section 1126, the Debtor reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with Bankruptcy Code section 1129(b).

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases

1. Assumptions Generally

Except as otherwise provided in the Plan, in any Order of the Bankruptcy Court, or in any contract, instrument, or other agreement or document incorporated into the Plan or entered into in connection with the Plan or the Reorganization Case, pursuant to Bankruptcy Code section 365, each of the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts attached as Exhibit V.A to the Plan and incorporated in the Plan by this reference shall be assumed by the Reorganized Debtor on the Effective Date on the specific terms and conditions as set forth in Exhibit V.A to the Plan, subject to the same rights as the Debtor or the Reorganized Debtor held or hold at, on, or after the Petition Date to modify or terminate such agreements under applicable nonbankruptcy law. Each contract and lease listed on Exhibit V.A to the Plan shall be assumed only to the extent, if any, that it constitutes an executory contract or unexpired lease, and the listing of such contract or lease on Exhibit V.A to the Plan shall not constitute an admission by the Debtor or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that any of the Debtor or the Reorganized Debtor has any liability thereunder. The Debtor may amend the list of assumed executory contracts and unexpired leases on Exhibit V.A to the Plan at any time up to sixty (60) days following the Effective Date with appropriate notice to the affected party or parties and the Persons on the Master Service List.

Each executory contract and unexpired lease assumed pursuant to this Article V by the Reorganized Debtor shall be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. To the extent that the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before, on, or after the Effective Date, that any agreement in the form of a lease of real or personal property previously assumed or assumed pursuant to the Plan, is, in fact, a disguised secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with Class 1E of the Plan. Any resulting deficiency Claim shall be afforded treatment as a Class 3 Claim, subject to general equitable principles and the provisions of the Bankruptcy Code.

2. Approval of Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, the Confirmation Order shall constitute an order of the Bankruptcy Court, pursuant to Bankruptcy Code section 365, approving the assumption as of the Effective Date of the executory contracts and unexpired leases listed on Exhibit V.A to the Plan. To the extent that assumption of an executory contract or unexpired lease on Exhibit V.A to the Plan is conditioned on the modifications specified in Exhibit V.A to the Plan, the Confirmation Order shall constitute an Order of the Bankruptcy Court pursuant to Bankruptcy Code section 365 approving the assumption as of the Effective Date of said executory contract or unexpired lease as modified pursuant to the terms specified in Exhibit V.A to the Plan.

3. Objections to Assumption of Executory Contracts and Unexpired Leases

To the extent any party to an executory contract or unexpired lease identified for assumption asserts arrears or damages pursuant to Bankruptcy Code section 365(b)(1) in an amount different from the amount set forth on Exhibit V.A to the Plan, or has any objection to the proposed adequate assurance of future performance or the proposed assumption and cure regarding the executory contracts or unexpired leases on the terms and conditions provided for in the Plan, all such asserted arrears and any other objections shall be filed and served within the same deadline and in the same manner established for filing objections to Confirmation.

Failure to assert any arrearage different in amount from the applicable amount set forth on Exhibit V.A to the Plan, or to File an objection within the time period set forth above, shall constitute consent to the assumption and Cure on the terms provided for in the Plan and Exhibit V.A to the Plan, including acknowledgment that (i) the proposed assumption provides adequate assurance of future performance, (ii) the amount identified for "cure" is the amount necessary to compensate for any and all outstanding defaults under the respective executory contract or unexpired lease to be assumed, (iii) no other defaults exist under such executory contract or unexpired lease, and (iv) to the extent Exhibit V.A to the Plan calls for assumption of an executory contract or unexpired lease as modified, the party or parties thereto have no objection and irrevocably consent to the assumption of said executory contract or unexpired lease as so modified.

If an objection is Filed to assumption based upon lack of adequate assurance of future performance or otherwise, and the Bankruptcy Court determines that the Reorganized Debtor shall not assume the executory contract or unexpired lease, then the executory contract or unexpired lease in question shall automatically thereupon be deemed to have been included on Exhibit V.B to the Plan and rejected pursuant to Section V.B of the Plan.

4. Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the default amount in Cash within 120 days following the Effective Date, unless otherwise provided on Exhibit V.A to the Plan or otherwise agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding (i) the amount of any Cure payment, (ii) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the Cure payments required by Bankruptcy Code section 365(b)(1) shall be made following entry of a Final Order of the Bankruptcy Court resolving the dispute and approving assumption.

B. Executory Contracts and Unexpired Leases to Be Rejected

As of the Confirmation Date, each executory contract or unexpired lease of the Debtor that has not been previously assumed pursuant to Order of the Bankruptcy Court and is not assumed under Section V.A of the Plan (including, without limitation, the executory contracts and unexpired leases listed on the Schedule of Rejected Contracts attached as Exhibit V.B to the Plan, all agreements pursuant to which Existing Stock Options were granted, all Existing Stock Options, and all Equity Interests or rights to acquire any Equity Interests) shall be rejected effective on the Effective Date to the extent, if any, that any of the foregoing constitute executory contracts or unexpired leases; provided, however, that in so doing, the Debtor is not conceding that they constitute executory contracts or unexpired leases or that the Debtor has any liability thereunder.

The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Bankruptcy Code section 365, as of the Effective Date. Any party to executory contract or unexpired lease identified for rejection in the Plan shall, within the same deadline and in the same manner established for Filing objections to confirmation, File any objection to such rejection. Failure to File any such objection within the time period set forth above shall constitute consent to the rejection. The Debtor may amend the list of rejected executory contracts and unexpired leases on Exhibit V.B to the Plan at any time up to ninety (90) days following the Effective Date with appropriate notice to the affected party or parties and the Persons on the Master Service List.

C. Claims Bar Date for Rejection Damages

If the rejection of an executory contract or unexpired lease pursuant to Section V.B of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is an Allowed Claim, shall be classified in Class 3, Class 6, or Class 7; provided, however, that any Claim arising from rejection shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor, or their successors or properties, unless a proof of Claim is Filed and served on the Reorganized Debtor within thirty (30) days after the date of notice of the entry of the Confirmation Order (or, if Exhibit V.B to the Plan is amended on or after the Confirmation Date, within thirty (30) days after the Debtor or the Reorganized Debtor serves notice of such amendment to the affected party or parties thereto).

D. Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor, including any executory contracts and unexpired leases assumed by the Debtor, will be performed by the Debtor or the Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A. Corporate Action

The entry of the Confirmation Order shall constitute an Order of the Bankruptcy Court authorizing (without the need for any further action by the Bankruptcy Court or any officers, directors, or shareholders of the Debtor or the Reorganized Debtor) the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to complete, enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan or to be executed and delivered pursuant to the Plan before, on, or after the Effective Date (including, without limitation, effecting any change of name of the Reorganized Debtor, adopting the Restated Certificate of Incorporation, the Restated Bylaws, and the Restated Certificate of Designation, adopting the Long-Term Incentive Plan, selecting the initial directors and officers for the Reorganized Debtor, removing any directors or officers of the Reorganized Debtor, distributing Cash, issuing New Securities, paying the Reorganization Bonus, implementing the Worden Agreements, and implementing such other matters provided for under or contemplated by the Plan involving the corporate affairs or structure of the Debtor or the Reorganized Debtor and the corporate action to be taken or required by Debtor or the Reorganized Debtor).

Entry of the Confirmation Order shall further constitute an Order of the Bankruptcy Court authorizing and granting attorney-in-fact powers to the Debtor's chief executive officer to file or cause to be filed such termination statements, releases, or such other documentation with any applicable public agency deemed necessary in his sole discretion to effect releases authorized by the Plan of Liens, mortgages, claims, and encumbrances against the Reorganized Debtor and its properties.

B. Funding of the Plan

Cash payments required by the Plan shall be provided from the funds of the Estate, from funds generated by operation of the Debtor and the Reorganized Debtor's business, and from the fresh capital raised through the Private Placement Offering. These funds are designated to be escrowed prior to the Confirmation Date and turned over to the Reorganized Debtor on the Effective Date upon satisfaction of the other conditions precedent to Confirmation set forth in Article VIII of the Plan.

In the Private Placement Offering being conducted by the Debtor in conjunction with the Confirmation, the Debtor is offering to sell (net of fees and commissions) at least $1.7 million and no more than $3 million (net) in New Common Stock and New Warrants to New Investors on the same terms and conditions offered to the holders of Postpetition Senior Secured Notes that elect under Section III.A.1.d to convert their Claims under the Plan into shares of New Common Stock and New Warrants. If the requisite minimum funds are committed, the closing of the Private Placement Offering will occur on the Effective Date.

C. Management of the Reorganized Debtor

Appendix E to the Disclosure Statement designates certain individuals who shall serve initially as the directors and the executive officers of the Reorganized Debtor commencing on the Effective Date. This list may be amended any time prior to the Effective Date upon notice to the Persons listed on the Master Service List. Subject to Bankruptcy Court approval under Bankruptcy Code section 1129(a)(5), those Persons so designated shall be authorized to assume their offices on or before the Effective Date and shall be authorized to continue to serve in such capacities thereafter without the need for any further action by the Bankruptcy Court or any officers, directors, or shareholders of the Debtor or the Reorganized Debtor. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the terms of the certificates of incorporation and bylaws or similar constituent documents of the Reorganized Debtor and applicable state law.

D. Exemption from Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or otherwise pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E. Cancellation and Surrender of Instruments, Securities, and Other Documentation

On the Effective Date, except as otherwise expressly provided in the Plan, all instruments, securities, and other documentation or agreements representing or giving rise to Claims against or Equity Interests in the Debtor (including any rights to acquire Equity Interests in the Debtor) shall be deemed canceled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any Person. Further, on the Effective Date, all outstanding Existing Equity Interests shall be canceled on the books of the Debtor and the Reorganized Debtor and become settled and compromised solely as provided in the Plan and, with respect to the Debtor or the Reorganized Debtor, in consideration of the right to participate in distributions provided by the Plan. The holders of such canceled instruments, securities, and other documentation shall have no rights arising from or relating to such instruments, securities, or other documentation.

Except to the extent, if any, otherwise provided in the Plan, agreements entered into in connection herewith, and the Confirmation Order, as a condition to participation under the Plan, each holder of an Allowed Claim or Allowed Equity Interest classified in Classes 1A, 1B, 4, and 5 shall surrender Existing Securities representing said holder's Allowed Claim or Allowed Equity Interest as a precondition to receiving a distribution under the Plan on account of said Allowed Claim or Allowed Equity Interest. Any such holder that fails to surrender said instruments or Existing Securities (or be deemed to have so surrendered said instruments or securities) within one year after the Effective Date will have its right to distributions pursuant to the Plan on account of such instruments or securities discharged and will be forever barred from asserting any such Claim or Equity Interest against the Debtor, the Reorganized Debtor, or their respective properties. In such case, any distributions reserved for such holder shall be treated pursuant to the provisions set forth in Section VII.D.5 of the Plan.

Unless waived by the Reorganized Debtor or the Disbursing Agent, any Person seeking the benefits of being a holder of Existing Securities who is unable to surrender the necessary instrument shall supply, if required by the Reorganized Debtor or the Disbursing Agent, an indemnity bond acceptable to the Reorganized Debtor or the Disbursing Agent, which indemnity bond shall hold harmless the Debtor, the Reorganized Debtor, and the Disbursing Agent from any damages, liabilities, or costs incurred in treating such Person as the record holder of such Existing Securities, together with appropriate evidence satisfactory to the Reorganized Debtor or the Disbursing Agent of the destruction, loss, or theft of such instrument. Once accepted, such Person shall be treated as the record holder of such Existing Securities for purposes of the Plan.

F. Applicability of Bankruptcy Code Sections 1125 and 1145 to Certain New Securities to Be Issued Under the Plan

The protection afforded by Bankruptcy Code section 1125 with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the replacement notes, New Common Stock, New Series A Convertible Preferred Stock, or New Series B Convertible Preferred Stock issued and distributed to the holders of Claims and Administrative Claims under or in connection with the Plan, shall apply to the Debtor and the Reorganized Debtor and their directors, employees, attorneys, and agents.

The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Reorganized Debtor, the Debtor, and all of their respective officers, directors, partners, employees, members, attorneys, agents, or Professional Persons shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Section 1125(e) and the federal securities laws.

Entry of the Confirmation Order shall constitute an Order of the Bankruptcy Court that the exemption from the requirements of Section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security provided for in Bankruptcy Code section 1145 shall apply all New Securities to be issued under the Plan; provided, however, that such exemption shall not apply to the New Securities to be issued to New Investors pursuant to the Private Placement Offering. Under the terms of the Private Placement Offering, the Reorganized Debtor shall be required to file a New Registration Statement with the SEC for purposes of registering the New Securities to be issued to New Investors under the Plan and pursuant to the terms of the Private Placement Offering.

G. Discharge and Injunction

Entry of the Confirmation Order shall constitute an Order of the Bankruptcy Court that, except as otherwise provided in the Plan or in agreements or Final Orders entered in connection therewith, on and after the Effective Date--

1. the rights afforded in the Plan and the treatment of all Claims and Equity Interests thereunder (a) shall be in exchange for, and in complete satisfaction, discharge, and release of all such Claims and Equity Interests against the Debtor and the Reorganized Debtor, or any of their assets or properties, and (b) shall terminate all rights as of the Effective Date of all Existing Securities of any nature whatsoever;

2. the Debtor shall be deemed discharged and released to the fullest extent permitted by Bankruptcy Code section 1141 from all Claims or Equity Interests that arose prior to the Effective Date against the Debtor or their property or assets;

3. all Persons and Governmental Units shall be permanently enjoined by Bankruptcy Code section 524 from asserting against the Reorganized Debtor, its successors, or its assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The discharge shall void any judgment against the Debtor or the Reorganized Debtor any time obtained to the extent that it relates to a Claim or Equity Interest that has been discharged or terminated;

4. all Persons and Governmental Units who have held, currently hold, or may hold a Claim or Equity Interest discharged or terminated pursuant to the terms of the Plan shall be permanently enjoined by Bankruptcy Code section 524 from taking any of the following actions on account of any such discharged Claim or terminated Equity Interest: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, their successors, assets, or properties; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, their successors, assets, or properties; (c) creating, perfecting, or enforcing any Lien or encumbrance against the Debtor, the Reorganized Debtor, their successors, assets, or properties; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtor, the Reorganized Debtor, their successors, assets, or properties; and (e) commencing or continuing any action, in any manner or place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person or Governmental Unit violating such injunction may be liable for actual damages, including costs and attorneys' fees and, in appropriate circumstances, punitive damages; and

5. all Persons and Governmental Units who have held, currently hold, or may hold a Claim or Equity Interest discharged or terminated pursuant to the terms of the Plan shall be permanently enjoined by Bankruptcy Code section 524 from commencing or continuing in any manner any action or other proceeding against any party on account of a Claim or Cause of Action that was property of the Estate, including, without limitation, any derivative Claims capable of being brought on behalf of the Debtor or the Reorganized Debtor, and all such Claims and causes of action shall remain exclusively vested in the Reorganized Debtor to the maximum extent such Claims and Causes of Action were vested in the Debtor or Debtor in Possession. The Plan shall be binding upon and govern the acts of all Persons including, without limitation, all holders of Claims and Equity Interests, all filing agents or officers, title agents or companies, recorders, registrars, administrative agencies, Governmental Units and departments, agencies or officials thereof, secretaries of state, and all other Persons who may be required by law, the duties of their office, or contract to accept, file, register, record, or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Debtor or the Reorganized Debtor.

In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, as of the Effective Date, the Confirmation Order will be a judicial determination of a discharge of all Claims and other debts and liabilities against the Debtor and a termination of all Existing Securities pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtor or the Reorganized Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Equity Interest.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Equity Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions and other provisions set forth in this Section VI.G.

In the event an action, suit or proceeding is brought against a Person in respect to a claim, demand, right, cause of action, liability or other matter in respect to which such Person has been released, waived, or discharged under the Plan, including the Confirmation Order, the reasonable attorneys' fees and costs of such Person in successfully defending such action, suit, or proceeding will be paid by the party or parties commencing such action, suit, or proceeding and, as a condition to going forward with such action, suit, or proceeding at the outset thereof, the party or parties commencing such action, suit, or proceeding shall be required to provide adequate assurance of their capacity to make such payment of reasonable attorneys' fees and costs.

H. Revesting of Property of the Estate and Release of Liens

Except as otherwise provided in the Plan, any contract, instrument, or other agreement or document created in connection with the Plan, or the Confirmation Order, on the Effective Date, all property of the Estate of each Debtor, including all Causes of Action, wherever situated, shall revest in the Reorganized Debtor free and clear of all Claims, mortgages, deeds of trust, Liens, security, interests, encumbrances, and other interests of any Person. Following the Effective Date, the Reorganized Debtor may operate its business, use, acquire, and dispose of property, prosecute Causes of Action, and compromise or settle any Claims, Equity Interests, or Causes of Action without the supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules of the United States Bankruptcy Court for the Northern District of Illinois, and the guidelines and requirements of the Office of the United States Trustee for the Northern District of Illinois.

I. Setoffs

Except as otherwise provided in the Plan, agreements entered into in connection therewith, the Confirmation Order, or in agreements previously approved by Final Order of the Bankruptcy Court, the Reorganized Debtor may, pursuant to Bankruptcy Code section 553 or applicable nonbankruptcy law, set off against any Allowed Claim or Allowed Equity Interest (before any distribution is made on account of such Claim or Equity Interest) any and all of the Claims, rights and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the holder of such Allowed Claim or Equity Interest; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such Claims, rights, and Causes of Action that the Debtor or the Reorganized Debtor may possess against such holder. To the extent the Reorganized Debtor fails to set off against a third party and seeks to collect a Claim from such third party after a distribution to such third party pursuant to the Plan on account of its Allowed Claim, the Reorganized Debtor shall be entitled to full recovery on its Claim against such third party without the right of setoff by the third party. Acceptance of such distribution by the third party constitutes an acknowledgment by said Person of the validity and enforceability of this provision against it.

The right of the Debtor or the Reorganized Debtor to assert such setoff shall include the right to assert Avoidance Actions as a setoff, regardless of whether the applicable limitations periods set forth in Bankruptcy Code section 546(a) shall have expired.

J. Preservation of Rights of Action

Except as provided in any other contract, instrument, or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Reorganized Debtor shall retain and may enforce any Claims, rights, and Causes of Action, that the Debtor or its Estate may hold against any Person. Only the Reorganized Debtor or its successor(s) may pursue such retained Claims, rights or Causes of Action, as appropriate, in each case in accordance with the best interests of the Reorganized Debtor or its successor(s). Entry of the Confirmation Order shall be deemed to constitute an Order of the Bankruptcy Court that the Debtor's failure to take any action prior to the Effective Date to enforce any such Claims, rights, and Causes of Action did not in any manner whatsoever constitute a waiver (whether under the doctrine of estoppel, laches, res judicata or otherwise) of the Debtor's or the Reorganized Debtor's rights in respect thereof.

The Confirmation Order shall be deemed to constitute an Order of the Bankruptcy Court, as is authorized under Bankruptcy Code section 502(d), disallowing in full any Claim of (i) any Person from which property is recoverable under Bankruptcy Code sections 542, 543, 550, or 553, or (ii) any Person that is a transferee of a transfer avoidable under Bankruptcy Code section 544, 545, 547, 548 or 549, unless (in either case) such Person has paid the amount or turned over any such property for which such Person is so liable.

ARTICLE VII.

PROCEDURES REGARDING DISTRIBUTIONS UNDER THE PLAN

AND RESOLUTION OF DISPUTED CLAIMS AND EQUITY INTERESTS

A. Claims Administration Responsibility; The Disbursing Agent

The Reorganized Debtor (or its designees) shall retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of the Claims against and Equity Interests in the Debtor. The Reorganized Debtor and such other Person(s) as may be approved by the Reorganized Debtor shall act as Disbursing Agent(s) under the Plan. Any such Disbursing Agent may, with the prior approval of the Reorganized Debtor, employ or contract with other Persons to assist in or to perform the distribution required. Each third-party hired as a Disbursing Agent shall receive from the Reorganized Debtor, and on terms acceptable to the Reorganized Debtor without the need for further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.

B. Objections to Disputed Claims and Disputed Interests

All objections to Disputed Claims and Disputed Interests shall be Filed and served on the holders thereof by the Claims Objection Deadline; provided, however, that nothing contained in the Plan shall limit the right of the Debtor or the Reorganized Debtor to object to Claims or Equity Interests, if any, Filed or amended after the Claims Objection Deadline, or to assert rights of setoff as provided in Section VI.I of the Plan.

After the Effective Date, only the Reorganized Debtor, by and through any of its attorneys (whose representation before the Bankruptcy Court on behalf of the Debtor or the Reorganized Debtor after the Effective Date need not be approved in advance by Order of the Bankruptcy Court) shall have authority to File objections, or settle, compromise, withdraw, or litigate to judgment objections to or proceedings to estimate Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, from and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim without the approval of the Bankruptcy Court and without notice to any other Person.

C. No Distributions Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or an Allowed Equity Interest. All objections to Claims or Equity Interests must be Filed on or before the Claims Objection Deadline.

D. Timing, Calculation, and Manner of Amounts to Be Distributed

1. Cash Payments

Cash payments made pursuant to the Plan will be in U.S. dollars by check drawn on the account of the Debtor or the Reorganized Debtor. However, Cash payments to foreign Claimants may be made, at the option of the Debtor or the Reorganized Debtor, in such currency and by such means as are necessary or customary in a particular foreign jurisdiction.

2. Transmittal of Distributions

Notwithstanding anything in the Plan or any agreement, document, or instrument contemplated under the Plan, all non-Cash distributions shall be deemed made at the time such distribution is deposited in the United States mail, postage prepaid. Except as otherwise agreed with the holder of an Allowed Claim or Allowed Equity Interest, any property to be distributed on account of an Allowed Claim or Allowed Equity Interest shall be distributed by mail to (a) the latest mailing address Filed of record for the party entitled thereto or to a holder of a power of attorney designated by such holder to receive such distributions, or (b) if no such mailing address has been so Filed, the mailing address reflected in the Schedules.

3. Estimation of Disputed Claims and Disputed Interests

In order to effectuate and expedite the distributions to be made on or after the Effective Date, the Debtor or the Reorganized Debtor may seek the entry of one or more Orders seeking estimation of Disputed Claims or Disputed Interests for purposes of allowance. Upon the entry of an Order of the Bankruptcy Court estimating such Disputed Claim or Disputed Interest, regardless of whether such Order becomes Final, unless a stay of distribution is obtained, the Disbursing Agent may proceed with distribution based upon the estimated amount of any such Claim. The initiation of distributions under the Plan prior to the completion of any appeal of or further proceedings with respect to any Disputed Claim or Disputed Interests that is the subject of a such an estimation Order by the Bankruptcy Court shall render any such appeal or further proceeding moot.

4. Distributions After Allowance of Disputed Claims or Disputed Interests

Payments and distributions shall be made as appropriate to the holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Equity Interest on the next Monthly Distribution Date (or if such dates have passed, as soon as practicable after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Equity Interest).

5. Undeliverable Distributions

If any distribution is returned to a Disbursing Agent as undeliverable, no further distributions shall be made to the holder of the Allowed Claim or Allowed Equity Interest on which such distribution was made unless and until the Disbursing Agent or the Reorganized Debtor are notified in writing of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable or is deemed canceled (as hereinafter provided). Any unclaimed distribution held by a Disbursing Agent shall be accounted for separately, but the Disbursing Agent shall be under no duty to invest any such unclaimed distribution in any manner. Any holder of an Allowed Claim or Allowed Equity Interest that does not present a claim for an undeliverable distribution within one year after the date upon which a distribution is first made available to such holder shall have its right to such distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against any of the Reorganized Debtor or its property or against any other Person, including the Disbursing Agent(s). All unclaimed or undistributed distributions shall, pursuant to Bankruptcy Code section 347(b), be the property of the Reorganized Debtor and shall be treated and allocated as determined by the Reorganized Debtor in their sole and absolute discretion.

E. Fractional Securities

Notwithstanding any other provision of the Plan, only whole numbers of shares of New Securities shall be issued. As a result, if the calculated distribution on account of Allowed Claims and Allowed Equity Interests based upon the record holders thereof on the Distribution Record Date would otherwise result in the issuance to any Person of a number of shares of New Securities that is not a whole number, then the actual distribution of such New Securities shall be rounded up (if the fraction equals or exceeds one-half) or down (if the fraction is less than one-half). No consideration shall be provided in lieu of fractional shares of New Securities that are rounded down. Any surplus of fractional shares of New Securities existing as a result of the rounding process shall be retained by the Reorganized Debtor as treasury stock.

F. Distribution Record Date

The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes in the Plan to recognize and make distributions only to those holders of Allowed Claims and Allowed Equity Interests that are holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date.

As of the close of business on the Distribution Record Date, the respective transfer registers for the Existing Securities as maintained by the Debtor or by other Persons (including, any collateral agents in respect of any Existing Securities) shall be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of Existing Securities that occur after the close of business on the Distribution Record Date. The Disbursing Agent will be entitled for all purposes of the Plan to recognize and make distributions only to those holding their Existing Securities on the close of business on the Distribution Record Date.

Except as otherwise provided in an order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

G. Withholding and Reporting Requirements

The Reorganized Debtor and the Disbursing Agent (including any collateral agent for any Existing Securities), as the case may be, shall be authorized to take any and all actions that may be necessary or appropriate to comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to such withholding and reporting requirements. All entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim or Allowed Equity Interest that is to receive a distribution of New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtor and the Disbursing Agent, as the case may be, for the payment and satisfaction of such tax obligations. Any New Common Stock to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A. Conditions Precedent

The occurrence of the Effective Date shall be conditioned upon satisfaction of each of the following conditions, any one of which may be waived at the sole and absolute discretion of the Debtor:

1. the Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtor (in its sole and absolute discretion), which Order shall have become Final;

2. the Plan shall not have been amended, altered, or modified from the Plan as Filed and disseminated with the Disclosure Statement, unless such amendment, alteration, or modification is, and all Exhibits to the Plan are, in form and substance satisfactory to the Debtor in its sole and absolute discretion;

3. at least $1.7 million in fresh capital shall have been escrowed pursuant to the Private Placement Offering, and such escrowed funds shall be designated to be irrevocably released to the Reorganized Debtor on the Effective Date, subject to the terms and conditions of the Private Placement Offering;

4. Classes 1A and 1B shall have voted to accept the Plan;

5. holders of Class 5 Equity Interests shall receive the distributions contemplated by the Plan so that the Reorganized Debtor has sufficient shareholders of record to qualify for listing on a national securities exchange such as Nasdaq or the American Stock Exchange.

The Debtor retains the right to withdraw or revoke the Plan in its sole discretion at any time prior to the Confirmation Date.

B. Effect of Nonoccurrence of Conditions Precedent to the Effective Date

If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.A of the Plan, then upon motion by the Debtor made before the time that each such condition has been satisfied or duly waived and upon notice to the parties to the Master Service List, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section VIII.B of the Plan, then (i) the Plan will be null and void in all respects, including with respect to (x) the discharge of Claims and termination of Equity Interests pursuant to section 1141 of the Bankruptcy Code and (y) the assumptions, assignments or rejections of executory contracts and unexpired leases pursuant to Article V of the Plan, and (ii) nothing contained in the Plan shall (x) constitute a waiver or release of any Claims by or against, or any Equity Interest in, the Debtor or (y) prejudice in any manner the rights of the Debtor or any other Person.

ARTICLE IX.

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Case and the Plan, including, among other things, the following matters:

1. to Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest;

2. to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which any the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to such Claim holders;

3. to construe and to take any action to enforce and execute the Plan, the Confirmation Order, or any other Order of the Bankruptcy Court, including entering such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

4. to adjudicate any and all Causes of Action, adversary proceedings, applications, or contested matters that have been or hereafter are commenced, maintained in, or related to the Reorganization Case or the Plan, including, without limitation, any adversary proceeding or contested matter, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

5. to resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is entered into or delivered pursuant to the Plan or any Person's rights arising from or obligations incurred in connection with the Plan or such documents;

6. to hear and determine all matters involving Claims or Causes of Action involving the Debtor or its properties;

7. to issue such Orders as may be necessary for the implementation, interpretation, execution, performance, and consummation of the Plan;

8. to protect the property of the Estate revesting in the Reorganized Debtor from Claims against, or interference with such property, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan;

9. to determine any and all applications for allowance of compensation and expense reimbursement of Professional Persons;

10. to determine any other request for payment of Administrative Claims;

11. to determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted prior to the closing of the Reorganization Case (regardless of whether initiated prior to or after the Effective Date), including litigation commenced to set aside or avoid any transfers pursuant to Bankruptcy Code sections 544, 545, 547, 548, 549, 550, and 553;

12. to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code;

13. to modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

14. to remedy any defect or omission or reconcile any inconsistency in any Order of the Bankruptcy Court, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan or to carry out its intents and purposes;

15. to issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

16. to enter a final decree closing the Reorganization Case;

17. to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

18. to determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes; and

19. to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order.

If the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtor chooses to pursue any Claim (as applicable) in another court of competent jurisdiction, the Reorganized Debtor will have authority to bring such action in any other court of competent jurisdiction.

ARTICLE X.

MISCELLANEOUS PROVISIONS

A. Amendment and Modification of the Plan

The Debtor may alter, amend or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of the Plan with respect (as defined in section 1101(2) of the Bankruptcy Code), the Debtor or the Reorganized Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan with respect to the Debtor or Reorganized Debtor, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or pursuant to Order of the Bankruptcy Court. The Plan may be amended or modified before the Effective Date only by the Debtor, or following the Effective Date, only by the Debtor or the Reorganized Debtor, to the extent provided in Bankruptcy Code section 1127.

B. Withdrawal, Revocation, or Non-Consummation of the Plan

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date for any reason whatsoever. If the Debtor revokes or withdraws the Plan, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (iii) nothing contained in the Plan shall (A) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor or any other Person, (B) prejudice in any manner the rights of the Debtor or any other Person, or (C) constitute an admission of any sort by the Debtor or any other Person.

C. Successors and Assigns

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person, including any successor or assign of the Reorganized Debtor.

D. Severability of Provisions of the Plan

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision then will be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E. Contribution Bar

The Confirmation Order shall constitute an Order forever barring Claims (including Claims described in Bankruptcy Code section 502(e)(1)(B)) for contribution, reimbursement, Indemnification Rights, subrogation, or indemnity against the Debtor by any Person. All such Claims shall be automatically discharged and forever barred upon entry of the Confirmation Order, without the necessity of the filing or adjudication of any objection to such Claims.

F. Termination of Subordination Rights and Settlement of Related Claims and Controversies

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against other holders of Claims or Equity Interest with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims or Allowed Equity Interests will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Equity Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtor and the Reorganized Debtor, and is fair, equitable, and reasonable.

Nothing herein, however, shall in any way limit the rights of the Debtor or the Reorganized Debtor to seek subordination under Bankruptcy Code section 510 or other applicable law of any Claims asserted against or Equity Interests asserted in the Debtor.

G. Limitation of Liability

The officers, directors, attorneys, accountants, financial advisors, and agents of the Debtor that assumed their managerial or agency roles pursuant to the consent solicitation described in Section IV.B of the Disclosure Statement shall not be liable to any holder of a Claim or Equity Interest, or any other party with respect to any action, forbearance from action, decision, or exercise of discretion taken during the period from October 16, 2001, to the Effective Date in connection with (i) the operation of the Debtor, (ii) the proposal or implementation of any of the transactions provided for, or contemplated in, the Plan or the Disclosure Statement, (iii) any act taken or omission made in connection with or related to the Reorganization Case, or in connection with or related to formulating, distributing, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections thereof), the Disclosure Statement, or any contract, instrument, or other agreement or document entered into in connection with the Plan for any act taken or not taken in connection with or relating to the Reorganization Case, or (iv) the administration of the Plan or the Assets and property to be distributed pursuant to or as contemplated by the Plan and the Disclosure Statement, other than for wilful misconduct or fraud. Furthermore, the foregoing limitation of liability shall be in addition to the "safe harbor" from liability provided by Section 1125(e) of the Bankruptcy Code and Section VI.F of the Plan. Any objection to Section VI.F of the Plan by any holder of a Claim or Equity Interest shall be Filed by the deadline established by the Bankruptcy Court for objecting to confirmation of the Plan and, if not so Filed, shall be deemed waived.

H. Notices

All notices, requests, and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

CYTOMEDIX, INC.

13319 Seagrove Street

San Diego, California 92130

Telephone: (858) 204-9451

Facsimile: (858) 793-4624

Attention: Kent Smith, Chief Executive Officer

with a copy to:

ROBERT F. COLEMAN & ASSOCIATES

77 West Wacker Drive

Suite 4800

Chicago, Illinois 60601

Telephone: (312) 444-1000

Facsimile: (312) 444-1028

Attention: Steven R. Jakubowski, Esq.

I. Governing Law

Except to the extent the Bankruptcy Code, the Bankruptcy Rules, or other federal law is applicable, or to the extent an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan and any agreements, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of law of such jurisdiction.

Respectfully submitted,

CYTOMEDIX, INC.

By: /s/Kent Smith

Kent Smith

Its: Chief Executive Officer and President

Dated: March 21, 2002